                                  EXHIBIT 4.5

                     REVISED FORM OF UNDERWRITER'S WARRANT




                             U.S. LABORATORIES INC.

                                      AND

                       CARDINAL CAPITAL MANAGEMENT, INC.

                               -----------------



                         UNDERWRITERS WARRANT AGREEMENT



                         DATED AS OF JANUARY ____, 1999

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     UNDERWRITERS WARRANT AGREEMENT dated as of January __, 1999 between U.S.
Laboratories Inc., a Delaware corporation (the "Company") and Cardinal
Capital Management, Inc., a Florida corporation (hereinafter referred to variously as the "Holder" or the "Underwriter").

                             W I T N E S S E T H :

     WHEREAS, the Underwriter has agreed pursuant to the underwriting agreement (the "Underwriting Agreement") dated as of the date hereof between the Underwriter and the Company, to act as representative of the Underwriters in connection with the Company's proposed public offering of 1,100,000 units ("Units"), each Unit consisting of one share of the Company's common stock, par value $.01 per share ("Common Stock") and one redeemable warrant to purchase one share of Common Stock ("Warrants") at a public offering price of $6.00 per Unit (the "Public Offering") as more particularly described in that certain Registration Statement filed on Form SB-2 (Registration No. 333-66173) filed with the United States Securities and Exchange Commission on October 27, 1998, as amended (the "Registration Statement"); and

     WHEREAS, the Company proposes to issue to the Underwriter warrants ("Underwriters Warrants") to purchase 110,000 Units ("Underwriters Units") (representing 10% of the total number of Units sold by the Underwriter in the Public Offering) at an initial exercise price of $7.20 per Underwriters Unit (120% of the public offering price); and

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     WHEREAS, the Underwriters Warrants to be issued pursuant to this
Agreement will be issued at the Closing Time (as such term is defined in the Underwriting Agreement) by the Company to the Underwriter in consideration for, and as part of the compensation in connection with, the Public Offering;

     NOW, THEREFORE, in consideration of the premises, the agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purpose of defining the terms and provisions of the Underwriters Warrants and the respective rights and obligations hereunder, the parties hereto agree as follows:

     1. GRANT. The Holder is hereby granted the right to purchase, at any time from ______ __, 2000 until 5:30 P.M., Florida time, on ______ __, 2004, up to 110,000 Underwriters Units at an initial exercise price (subject to adjustment as provided in Section 7 hereof) of $7.20 per Underwriters Unit (the "Exercise Price"), subject to the terms and conditions of this Agreement. Except as set forth herein, the Underwriters Units issuable upon exercise of the Underwriters Warrants are in all respects identical to the Units being purchased by the Underwriter for resale to the public in the Public Offering pursuant to the terms and provisions of the Underwriting Agreement, except that the warrant ("Warrant") to purchase one share of Common Stock underlying each Underwriters Unit shall not be subject to redemption.

     2. UNDERWRITERS WARRANT CERTIFICATES. Certificates evidencing the Underwriters Warrants (the "Underwriters Warrant Certificates") delivered and to be delivered pursuant to this Agreement shall be in the form set forth in Exhibit A, attached hereto and made a part hereof, with such appropriate insertions, omissions,

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substitutions, and other variations as required or permitted by this
Agreement. The Underwriters Warrant Certificates shall be numbered and shall be registered on the books of the Company when issued. The Underwriters Warrant Certificates shall be divisible and transferable only on the books of the Company at its principal office in San Diego, California, or at the office of the Company's stock transfer agent, upon delivery thereof duly endorsed by the Holder or by its duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or authority to transfer. Upon any registration of transfer the Company shall execute and deliver a new Underwriters Warrant Certificate to the person entitled thereto.

     3.  EXERCISE OF UNDERWRITERS WARRANTS.

     SECTION 3.1 EXERCISE. The Underwriters Warrants initially are exercisable at the Exercise Price payable by certified or official bank check in New York Clearing House funds. Upon surrender at the Company's principal offices in California (currently located at 7895 Convoy Court, Suite 18, San Diego, California 92111, of an Underwriters Warrant Certificate with the annexed Form of Election to Purchase duly executed, together with payment of the Exercise Price for the Underwriters Units purchased, the registered holder of an Underwriters Warrant Certificate ("Holder" or "Holders") shall be entitled to receive certificates for the Underwriters Units so purchased. The purchase rights represented by each Underwriters Warrant Certificate are exercisable at the option of the Holder thereof, in whole or in part (but not as to fractional shares of Common Stock underlying the Underwriters Warrants). In the case of the purchase of less than all the Underwriters Units purchasable under any


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Underwriters Warrant Certificate, the Company shall cancel the Underwriters
Warrant Certificate upon the surrender thereof and shall execute and deliver a new Underwriters Warrant Certificate of like tenor for the balance of the Underwriters Units purchasable thereunder.

     4. ISSUANCE OF CERTIFICATES. Upon the exercise of the Underwriters Warrants, the issuance of certificates for the Common Stock, Warrants and other securities, properties or rights underlying such Underwriters Warrants, shall be made forthwith (and in any event within five (5) business days thereafter) without charge to the Holder thereof including, without limitation, any tax which may be payable in respect of the issuance thereof, and such certificates shall (subject to the provisions of Sections 5 and 6 hereof) be issued in the name of, or in such names as may be directed by, the Holder thereof. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of the Underwriters Warrant and the Warrants and shares of Common Stock issuable upon the exercise thereof; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable with respect to any secondary transfer of the Underwriters Warrant or such securities.

     The Underwriters Warrant Certificates and the certificates representing the Common Stock and Warrants comprising the Underwriters Units issuable upon exercise of the Underwriters Warrants shall be executed on behalf of the Company by the manual or facsimile signature of the then Chairman or Vice Chairman of the Board of Directors or President or Vice President of the Company under its corporate seal reproduced thereon, attested to by the manual or facsimile signature of the then


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present Secretary or Assistant Secretary of the Company. The Underwriters
Warrant Certificates shall be dated the date of the execution by the Company upon initial issuance, division, exchange, substitution or transfer. The certificates representing the Underwriters Units issuable upon exercise of the Underwriters Warrant shall be identical in form to those representing the Units issued in connection with the Public Offering, except that the warrants underlying the Underwriters Units shall not be subject to redemption.

     5.  RESTRICTION ON TRANSFER OF UNDERWRITERS WARRANTS.

     SECTION 5.1 RESTRICTIONS. The Holder of an Underwriters Warrant Certificate, by its acceptance thereof, covenants and agrees that the Underwriters Warrants are not being acquired with a view to the distribution thereof; and that the Underwriters Warrants may not be sold, transferred, assigned, hypothecated or otherwise disposed of, in whole or in part, for a period of one (1) year from the date hereof, except to officers and directors of the Underwriter or by will, pursuant to the laws of descent and distribution, or by the operation of law.

    SECTION 5.2 LEGEND. Notwithstanding the provisions of Section 5.1 of this Agreement imposing limitations on the transfer of the Underwriters Warrants, neither the Underwriters Warrants nor the Underwriters Units shall be sold, transferred, pledged, issued in a name other than of the holder thereof or otherwise disposed except in compliance with the Securities Act of 1933, as amended (the "Act"). Each certificate evidencing the Underwriters Warrants and each certificate for securities initially issued upon exercise of the Underwriters Warrants, unless at the time of exercise such securities are registered with the Securities and Exchange Commission (the "Commission") under the Act, shall bear the following legend:

     NO SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THIS CERTIFICATE OR THE SECURITIES PURCHASABLE HEREUNDER SHALL BE MADE EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED. TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS ALSO RESTRICTED BY THAT CERTAIN UNDERWRITERS WARRANT AGREEMENT DATED _________________, 1999, A COPY OF WHICH IS AVAILABLE FROM THE ISSUER.

     Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon completion of a public underwriting pursuant to a registration statement under the Act of the securities represented thereby) shall also bear the above legend unless, in the opinion of such counsel as shall be reasonably approved by the Company, the securities represented thereby need no longer by subject to such restrictions.

     6.  REGISTRATION RIGHTS.

     SECTION 6.1 REGISTRATION UNDER THE SECURITIES ACT OF 1933. The Underwriters Warrants and the Underwriters Units issuable upon exercise of the Underwriters Warrants, have been registered under the Act.

     SECTION 6.2 PIGGYBACK REGISTRATION. If, at any time commencing after ______ __, 2000 (one (1) year from the effective date of the Registration Statement), through

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and including ________ __, 2004 (five (5) years from the effective date of the Registration Statement), the Company proposes to register any of its securities under the Act (other than in connection with a business combination or pursuant to Form S-8 or similar form) it will give written notice by registered or certified mail, at least thirty (30) days prior to the filing of each such registration statement, to the Underwriter and to all other Holders of the Underwriters Warrants and Underwriters Units underlying the Underwriters Warrants, of its intention to do so. If any of the Underwriter or other Holders of the Underwriters Warrants and/or the Underwriters Units underlying the Underwriters Warrants, notify the Company within twenty (20) days after receipt of any such notice of its or their desire to include any such securities in such proposed registration statement, the Company shall afford each of the Underwriter and such Holders of the Underwriters Warrants and/or Underwriters Units underlying the Underwriters Warrants, the opportunity to have any of such securities registered under such registration statement; provided, however, that in the event the Underwriters advise the Company that in their opinion the number of securities requested to be included in such registration pursuant to this Agreement and pursuant to any other rights granted by the Company to holders of its securities exceeds the number of securities that can be sold in the offering without adversely affecting the offering price of the Company's securities, the Company may first include in such registration all securities the Company proposes to sell (without

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including the holders of other rights granted by the Company), and each
Holder shall accept a pro rata reduction in the number of Underwriters Units to be included in such registration statement.

     Notwithstanding the provisions of this Section 6.2, the Company shall have the right at any time after it shall have given written notice pursuant to this Section 6.2 (irrespective of whether a written request for inclusion of any such securities shall have been made) to elect not to file any such proposed registration statement, or to withdraw the same after the filing but prior to the effective date thereof.

     SECTION 6.3  DEMAND REGISTRATION.

          (a) At any time commencing after _______ __, 2000 (one (1) year from the effective date of the Registration Statement) through and including __________ __, 2004 (five (5) years from the effective date of the Registration Statement), the Holders of the Underwriters Warrants and Underwriters Units underlying the Underwriters Warrants, representing a "Majority" (as hereinafter defined) of the Underwriters Units issuable upon the exercise of the Underwriters Warrants (assuming the exercise of all of the Underwriters Warrants) shall have the right (which right is in addition to the registration rights under Section 6.2 hereof), exercisable by written notice to the Company, to have the Company prepare and file with the Securities and Exchange Commission (the "Commission"), at on one occasion, a registration statement and such other documents, including a prospectus, as may be necessary in the opinion of both counsel for the Company and counsel for the Underwriter and Holders, in order to comply with the provisions of the Act, so as to permit a public offering and sale of their respective Underwriters Warrants and Underwriters Units for nine (9) consecutive months by such Holders and any other Holders of the Underwriters Warrants and the Underwriters Units who shall notify the Company within ten (10) days after receiving notice from the Company of such request. Such registration and all costs incident thereof shall be at the expense of the Company, as provided in
Section 6.4(b).


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

          (b) The Company covenants and agrees to give written notice of any registration request under this Section 6.3 by any Holder or Holders to all other registered Holders of the Underwriters Warrants and Underwriters Units within ten (10) days from the date of the receipt of any such registration request.

          (c) In addition to the registration rights under Section 6.2 and subsection (a) of this Section 6.3, at any time within the time period specified in Section 6.4(a) hereof, through and including _________ __, 2004 (five (5) years from the effective date of the Registration Statement), any Holder of the Underwriters Warrants and/or Underwriters Units, representing a Majority of the Underwriters Units issuable upon the exercise of the Underwriters Warrants (assuming the exercise of all of the Underwriters Warrants) shall have the right, exercisable by written request to the Company, to have the Company prepare and file, on one occasion, with the Commission a registration statement so as to permit a public offering and sale for nine (9) consecutive months by any such Holder of its Underwriters Units, provided, however, that the provisions of Section 6.4(b) hereof shall not apply to any such registration request and registration and all costs incident thereto shall be at the expense of the Holder or Holders making such request.

          (d) The Company and the Holders agree that the Holders of Underwriters Warrants and Underwriters Units (the "Securities") will suffer damages if the Company fails to fulfill its obligations under this Section
6.3 and


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that ascertaining the extent of such damages with precision would not be feasible. Accordingly, the Company agrees to pay liquidated damages with respect to the Securities held by each Holder ("Liquidated Damages"), if:

               (i) any registration statement required to be filed pursuant to this Section 6.3 is not filed with the Commission on or prior to the date specified in Section 6.4(a) for such filing in this Agreement;

               (ii) any such registration statement has not been declared effective by the Commission on or prior to the earliest possible time but in no event later than 90 days after such filing; or

               (iii) any registration statement required to be filed pursuant to this Section 6.3 is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded immediately by a post-effective amendment to such registration statement that cures such failures and that is itself immediately declared effective; (each such event in clauses (i) through (iii) above being referred to herein as a "Registration Default"). The Liquidated Damages shall be an amount equal to (A) with respect to the first 90-day period immediately following the occurrence of a Registration Default, 10% of the number of Securities held by such Holder (pro-rated weekly), PLUS (B) an additional 10% of the number of Securities held by such Holder with respect to each 30-day period after the first 90 day period, until all Registration Defaults have been cured, up to 100% of the number of Securities held by such


                                      11

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Holder.  The Company shall notify the Holders within one business day after each and every date on which a Registration Default occurs. All accrued and unpaid Liquidated Damages shall be paid immediately by the Company on the expiration of each 90-day and 30-day period by mailing certificates for such Securities to Holders of record of the Securities at such address as is set forth on the stock and warrant record books of the Company. Each obligation to pay Liquidated Damages shall be deemed to accrue beginning on the day of the applicable Registration Default (other than as set forth above). Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease until the next Registration Default, if any.

     SECTION 6.4 COVENANTS OF THE COMPANY WITH RESPECT TO REGISTRATION. In connection with any registration under Section 6.2 or 6.3 hereof, the Company covenants and agrees as follows:

          (a) The Company shall use its best efforts to file a registration statement within forty-five (45) days of receipt of any demand therefor in accordance with Section 6.3(a), shall use its best efforts to have any registration statement declared effective at the earliest possible time, and shall furnish each Holder desiring to sell the Underwriters Units underlying the Underwriters Warrants such number of prospectuses as shall reasonably be requested. Notwithstanding the foregoing sentence, the Company shall be entitled to


                                      12

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postpone the filing of any registration statement otherwise required to be prepared and filed by it pursuant to this Section 6.4(a) if the Company is publicly committed to a self-tender or exchange offer and the filing of a registration statement would cause a violation of Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In the event of such postponement, the Company shall be required to file the registration statement pursuant to this Section 6.4(a) upon the earlier of
(i) the consummation or termination, as applicable, of the event requiring such postponement or (ii) 90 days after the receipt of the initial demand for such registration. Additionally, notwithstanding anything to the contrary contained herein, during any period that a registration statement filed pursuant to Section 6.3 hereof is effective, the Company shall have the right to prohibit the sale of any Underwriters Units thereunder upon notice to the Holder(s) (A) if in the opinion of counsel for the Company, the Company would thereby be required to disclose information not otherwise then required by law to be publicly disclosed where it is significant to the operations or well being of the Company that such information remain undisclosed, provided that the Company shall use its best efforts to minimize the period of time in which it shall prohibit the sale of any of such Underwriters Units pursuant to this clause (A), (B) for periods of up to 30 days if the Company reasonably believes that such sale might reasonably be expected to have an adverse effect on any significant proposal or plan of the Company to engage in an acquisition of assets or any merger, consolidation, tender offer, financing, corporate reorganization or similar transaction; (C) during the period starting with the date 10 days prior to the Company's estimate of the date of filing of, and ending on a date 90 days after the effective date of, a Company initiated registration in which the Holders are entitled to and may in fact participate in accordance with Section 6.2 hereof, but in no event longer than 180 days; or (D) upon the happening of any event, as a result of which the prospectus under the registration statement includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (in which case, the Company shall within a reasonable period provide the Holder with revised or supplemental prospectuses and the Holders shall promptly take action to cease making any offers of such Underwriters Units until receipt and distribution of such revised or supplemental prospectuses.

          (b) The Company shall pay all costs (excluding fees and expenses of the Holder(s) counsel and any underwriting or selling commissions), fees and expenses in connection with all registration statements filed pursuant to Sections 6.2 and 6.3(a) hereof including, without limitation, the Company's legal and accounting fees, printing expenses, and blue sky fees and expenses. The Holder(s) will pay all costs, fees and expenses in connection with any registration statement filed pursuant to Section 6.3(c).


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          (c)  The Company will take all necessary action which may be required in qualifying or registering the Underwriters Warrants and Underwriters Units underlying the Underwriters Warrants included in a registration statement for offering and sale under the securities or blue sky laws of such states as reasonably are requested by the Holder(s), provided that the Company shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation to do business under the laws of any such jurisdiction.

          (d) The Company shall indemnify the Holder(s) of the Underwriters Warrants and Underwriters Units to be sold pursuant to any registration statement and each person, if any, who controls such Holders within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement, but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the Underwriter contained in
Section 6(a) of the Underwriting Agreement.

          (e) The Holder(s) of the Underwriters Warrants and Underwriters Units underlying the Underwriters Warrants to be sold pursuant to a registration statement, and their successors and assigns, shall severally, and not jointly,


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indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or
Section 20(a) of the Exchange Act, against all loss, claim, damage or expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section 6(b) of the Underwriting Agreement pursuant to which the Underwriter has agreed to indemnify the Company.

          (f) Nothing contained in this Agreement shall be construed as requiring the Holder(s) to exercise their Underwriters Warrants prior to the initial filing of any registration statement or the effectiveness thereof.

          (g) The Company shall not permit the inclusion of any securities other than the Underwriters Units underlying the Underwriters Warrants and Underwriters Warrants to be included in any registration statement filed pursuant to Section 6.3 hereof, or permit any other registration statement (other than in connection with a business combination or on Form S-8) to become effective within 120 days of a registration statement filed pursuant to Section 6.3 hereof, without the prior written consent of the Holders of a Majority of the Underwriters Units issuable upon the exercise of such Underwriters Warrants.


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          (h)  If the Underwriters Units underlying the Underwriters Warrants are to be sold in an underwritten public offering, the Company shall use its best efforts to furnish to each Holder participating in the offering and to each such underwriter, a signed counterpart, addressed to such underwriter, of (i) an opinion of counsel to the Company dated the date of the closing under the underwriting agreement, and (ii) a "cold comfort" letter dated the date of the closing under the underwriting agreement signed by the independent public accountants who have issued a report on the Company's financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to Underwriters in underwritten public offerings of securities.

          (i) The Company shall as soon as practicable after the effective date of the registration statement, and in any event within 15 months thereafter, have made "generally available to its security holders" (within the meaning of Rule 158 under the Act) an earnings statement (which need not be audited) complying with Section 11(a) of the Act and covering a period of at least 12 consecutive months beginning after the effective date of the registration statement.


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          (j)  The Company shall deliver promptly to each Holder
participating in the offering and requesting the correspondence and memoranda described below, and the managing Underwriters, copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit each Holder and underwriter to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of the National Association of Securities Dealers, Inc. ("NASD"). Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as any such Holder shall reasonably request.

          (k) The Company shall enter into an underwriting agreement with the managing underwriter(s) selected for such underwriting, if any, by Holders holding a Majority of the Underwriters Warrants and Underwriters Units underlying the Underwriters Warrants requested to be included in such underwriting. Such underwriting agreement shall be satisfactory in form and substance to the Company, each Holder and such managing Underwriters, and shall contain such representations, warranties and covenants by the Company


                                      18

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and such other terms as are customarily contained in agreements of that type used by the managing underwriter(s).

     The Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Underwriters Warrants and the Underwriters
Units underlying the Underwriters Warrants and may, at their option, require that any or all the representations, warranties and covenants of the Company to or for the benefit of such underwriter(s) shall also be made to and for the benefit of such Holders. Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriter(s) except as they may relate to such Holders, their intended methods of distribution, and except for matters related to disclosures with respect to such Holders, contained or required to be contained, in such registration statement under the Act and the rules and regulations thereunder.

          (1) For purposes of this Agreement, the term "Majority" in reference to the Holders of Underwriters Warrants and Underwriters Units, shall mean in excess of fifty percent (50%) of the then outstanding shares of Common Stock underlying the Underwriters Units, assuming the full exercise of all Underwriters Warrants and Underwriters Units that (i) are not held by the Company, an affiliate, officer, creditor, employee or agent thereof or any of their respective affiliates, members of their families, persons acting as nominees or in conjunction therewith or (ii) have not been resold to the public pursuant to Rule


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144 under the Act or a registration statement filed with the Commission under the Act.

          (m) The Company agrees that until the Underwriters Units have been sold under a registration statement or pursuant to Rule 144 under the Act, it shall keep current in filing all materials required to be filed with the Commission in order to permit holders of the Underwriters Units, if they otherwise comply with the requirements of Rule 144, to sell Underwriters Units under such Rule.

     7.  ADJUSTMENTS TO EXERCISE PRICE AND NUMBER OF SECURITIES.

     SECTION 7.1 SUBDIVISION AND COMBINATION. In case the Company shall (i) pay a dividend in Common Stock, (ii) subdivide its outstanding Common Stock,
(iii) combine its outstanding Common Stock into a smaller number of shares of Common Stock, or (iv) issue by reclassification of its Common Stock other securities of the Company, the number and kind of securities purchasable upon the exercise of the Underwriters Warrants immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the number and kind of securities of the Company which it would have owned or would have been entitled to receive after the happening of any of the events described above had the Underwriters Warrant and Underwriters Units been exercised immediately prior to the happening of such event or any record date with respect thereto. Any


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

adjustment made pursuant to this Section 7.1 shall become effective on the effective date of such event retroactive to the record date, if any, for such event.

     SECTION 7.2 ADJUSTMENT IN EXERCISE PRICE. Whenever the number of the securities purchasable upon the exercise of the Underwriters Warrants is adjusted as herein provided, the Exercise Price payable upon the exercise of the Underwriters Warrants shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of the securities purchasable upon the exercise of the Underwriters Warrants immediately prior to such adjustment, and of which the denominator shall be the number of the securities so purchasable immediate thereafter.

     SECTION 7.3 DEFINITION OF COMMON STOCK. For the purpose of this Agreement, the term "Common Stock" shall mean (i) the class of stock designated as Common Stock in the Certificate of Incorporation of the Company as amended as of the date hereof, or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock, consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that the Company shall after the date hereof issue common securities with greater or superior voting rights than the shares of Common Stock outstanding as of the date hereof, the Holder, at its option, may receive upon exercise of any Underwriters Warrant and Underwriters Units, either shares of Common Stock or a like number of such securities with greater or superior voting rights.


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

     SECTION 7.4 MERGER OR CONSOLIDATION. In case of any reclassification, capital reorganization or other change in the outstanding shares of Common Stock of the Company (other than a change in par value, or from par value to no par value, of from no par value to par value), or as a result of an issuance of Common Stock by way of dividend or other distribution, or of a subdivision or combination of the Common Stock for which an adjustment to the Underwriters Warrant is made by reason of Section 7.1 hereof, or in case of any consolidation or merger of the Company with or into another corporation or entity (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification or capital reorganization of the Company) as a result of which the holders of the Company's Common Stock become holders of other shares or securities of the Company or of another corporation or entity, or such holders receive cash or other assets, or in case of any sale or conveyance to another corporation of the property, assets or business of the Company as an entirely or substantially as an entirety, the Company or such successor or purchasing corporation, as the case may be, shall execute with the Holder an agreement that the Holder shall have the right thereafter upon payment of the Exercise Price in effect immediately prior to such action to purchase upon the exercise of the Underwriters Warrant the kind and number of securities and property which it would have owned or have been entitled to have received after the happening of such reclassification, capital reorganization, change in the outstanding shares of Common Stock of the Company, consolidation, merger, sale or conveyance had the Underwriters Warrant been exercised immediately prior to such action.

     The agreement referred to in this Section 7.4 shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The provisions of this Section
7.4 shall similarly apply to successive reclassifications, capital reorganizations, changes in the outstanding shares of Common stock of the Company, consolidations, merger, sales or conveyances.

     SECTION 7.5 NO ADJUSTMENT OF EXERCISE PRICE IN CERTAIN CASES. No adjustment of the Exercise Price of the Underwriters Warrants and Underwriters Units shall be made if the amount of such adjustment shall be less than two cents ($.02) per share of Common Stock, provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least two cents ($.02) per share of Common Stock.

     SECTION 7.6 NOTICES. Whenever the number of securities purchasable upon the exercise of the Underwriters Warrants or the Exercise Price is adjusted as herein provided, the Company shall cause to be promptly mailed to the Holder by first class mail, postage prepaid, notice of such adjustment and a certificate of a firm of independent certified public accountants selected by the board of directors of the Company (who may be the regular accountants employed by the Company) setting forth the number of the securities purchasable upon the exercise of the Underwriters Warrants or the Exercise Price after such adjustment, a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made.

     8. EXCHANGE AND REPLACEMENT OF UNDERWRITERS WARRANT CERTIFICATES. Each Underwriters Warrant Certificate is exchangeable without expense, upon the surrender thereof by the registered Holder at the principal executive office of the Company, for a new Underwriters Warrant Certificate of like tenor and date representing in the aggregate the right to purchase the same number of Underwriters Units as provided in the original Underwriters Warrants in such denominations as shall be designated by the Holder thereof at the time of such surrender.

     Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Underwriters Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Underwriters Warrants, if mutilated, the Company will make and deliver a new Underwriters Warrant Certificate of like tenor, in lieu thereof. Applicants for such replacement certificates agree to comply with such other reasonable requirements of the Company and to pay such other reasonable charges as the Company may prescribe.

     9. ELIMINATION OF FRACTIONAL INTERESTS. The Company shall not be required to issue certificates representing fractions of shares of Common Stock upon the exercise of the Underwriters Warrants, nor shall it be required to issue scrip or pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of shares of Common Stock or other securities, properties or rights.

     10. RESERVATION AND LISTING OF SECURITIES. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon the exercise of the Underwriters Warrants and Underwriters Units, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise thereof. Every transfer agent for the Common Stock issuable upon the exercise of the Underwriters Warrants and Underwriters Units shall be irrevocably authorized and directed at all times to reserve such number of authorized shares of Common Stock as shall be requisite for such purpose.
The Company shall keep a copy of this Agreement on file with its transfer agent and shall supply such transfer agent with duly executed stock and other certificates, for the purpose of issuance upon the exercise of the Underwriters Warrants and Underwriters Units. The Company covenants and agrees that, upon exercise of the Underwriters Warrants and payment of the Exercise Price therefor, all Underwriters Units and shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid, non-assessable and not subject to the preemptive rights of any stockholder. As long as the Underwriters Warrants shall be outstanding, the Company shall use its best efforts to cause all securities issuable upon the exercise of the Underwriters Warrants and Underwriters Units to be listed (subject to official notice of issuance) on all securities exchanges on which the securities underlying the Units issued to the pubic in connection herewith may then be listed and/or quoted on NASDAQ.

     11. NOTICES TO UNDERWRITERS WARRANTS HOLDERS. Nothing contained in this Agreement shall be construed as conferring upon the Holders the right to vote or to consent or to receive notice as a stockholder in respect of any meetings of stockholders for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of the Underwriters Warrants and their exercise, any of the following events shall occur:

          (a) the Company shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of current or retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company; or

          (b) the Company shall offer to all the holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor; or

          (c) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property assets and business as an entirety shall be proposed; then, in any one or more of such events the Company shall give written notice to the Holders of Underwriters Warrants and Underwriters Units of such event at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, convertible or exchangeable securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to give such notice or any defect therein shall not affect the validity of any action taken in connection with the declaration or payment of any such dividend, or the issuance of any convertible or exchangeable securities, or subscription rights, options or warrants, or any proposed dissolution, liquidation, winding up or sale.

     12.  NOTICES.

     All notices requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly made when delivered, or mailed by registered or certified mail, return receipt requested:

          (a) If to the registered Holder of the Underwriters Warrants and Underwriters Units, to the address of such Holder as shown on the books of the Company; or

          (b) If to the Company, to the address set forth in Section 3 hereof or to such other address as the Company may designate by notice to the Holders.

     13. SUPPLEMENT AND AMENDMENT. The Company and the Underwriter may from time to time supplement or amend this Agreement without the approval of any holders of Underwriters Warrant Certificates (other than the Underwriter) in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any provisions herein or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Underwriter may deem necessary or desirable and which the Company and the Underwriter deem shall not adversely affect the interests of the Holders of Underwriters Warrant Certificates.

     14. SUCCESSORS. All the covenants and provisions of this Agreement shall be binding upon and inure to the benefit of the Company, the Holders and their respective successors and assigns hereunder.

     15. TERMINATION. This Agreement shall terminate at the close of business on ______ __, 2004. Notwithstanding the foregoing, the indemnification provisions of Section 6 hereof shall survive such termination until the close of business on ______ __, 2014.

     16. GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement and each Underwriters Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be construed in accordance with the laws of such State without giving effect to the rules of said State governing the conflicts of laws.

     The Company, the Underwriter and the Holders hereby agree that any action, proceeding or claim against it arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of competent jurisdiction located in Miami-Dade County, Florida, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company, the Underwriter and the Holders hereby irrevocably waive any objection to such exclusive jurisdiction or inconvenient forum. Any such process or summons to be served upon any of the Company, the Underwriter and the Holders (at the option of the party bringing such action, proceeding or claim) may be served by transmitting a copy thereof, by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 12 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the party so served in any action, proceeding or claim. The Company, the Underwriter and the Holders agree that the prevailing party(ies) in any such action or proceeding shall be entitled to recover from the other party(ies) all of its/their reasonable legal costs and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

     17. ENTIRE AGREEMENT; MODIFICATION. This Agreement (including the Underwriting Agreement to the extent portions thereof are referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and, except as provided in Section 13 hereof, may not be modified or amended except by a writing duly signed by the party against whom enforcement of the modification or amendment is sought.

     18. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement.

     19. CAPTIONS. The caption headings of the Sections of this Agreement are for convenience of reference only and are not intended, nor should they be construed as, a part of this Agreement and shall be given no substantive effect.

     20. BENEFITS OR THIS AGREEMENT. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and the Underwriter and any other registered Holder(s) of the Underwriters Warrant Certificates or Underwriters Units underlying the Underwriters Warrants any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company and the Underwriter and any other Holder(s) of the Underwriters Warrant Certificates and Underwriters Units underlying the Underwriters Warrants.

     21. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

     22. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements contained in any schedule, exhibit, certificate or other instrument delivered by or on behalf of the parties hereto in connection with the transactions contemplated by this Agreement, shall be deemed to be representations and warranties hereunder. Notwithstanding any investigations made by or on behalf of the parties to this Agreement, all representations, warranties and agreements made by the parties to this Agreement or pursuant hereto shall survive.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

[SEAL]                             U.S. LABORATORIES INC.



                                   By:
-----------                           -----------------------------------------
                                          Dickerson Wright
                                          President and Chief Executive Officer


Attest:


----------------------------------
James D. Wait
Secretary



                                   CARDINAL CAPITAL MANAGEMENT, INC.


                                   By:
-----------                           -----------------------------------------
                                          Hershel F. Smith, Jr.
                                          President and Chief Executive Officer

                                   EXHIBIT A

                   [FORM OF UNDERWRITERS WARRANT CERTIFICATE]


THE UNDERWRITERS WARRANTS REPRESENTED BY THIS CERTIFICATE AND THE OTHER SECURITIES ISSUABLE UPON EXERCISE THEREOF MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED, NOR MAY THE SECURITIES BE TRANSFERRED ON THE BOOKS OF THE COMPANY, EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND ALL APPLICABLE STATE SECURITIES LAWS,
(ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER SUCH ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL FOR THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

THE TRANSFER OR EXCHANGE OF THE UNDERWRITERS WARRANTS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED IN ACCORDANCE WITH THE UNDERWRITERS WARRANT AGREEMENT REFERRED TO HEREIN.

                            EXERCISABLE ON OR BEFORE
               5:30 P.M., FLORIDA TIME,___________________, 2004


No. W-1 _______________________________________ Underwriters Warrants


                        Underwriters Warrant Certificate

     This Underwriters Warrant Certificate certifies that Cardinal Capital Management, Inc. or registered assigns, is the registered holder of 110,000 Underwriters Warrants to purchase initially, at any time from _________________, 2000 [one year from the consummation of the offering] until 5:30 p.m. Florida time on _____________________, 2004 [five years from the consummation of the offering] ("Expiration Date"), up to 110,000 units ("Underwriters Units") consisting of one fully-paid and non-assessable share of common stock, par value $.01 per share (the "Common Stock") of U.S. Laboratories Inc., a
Delaware corporation (the "Company") and one warrant to purchase one share of Common Stock ("Warrants"), at an initial exercise price, subject to adjustment in certain events

(the "Exercise Price"), of $7.20 per Underwriters Unit upon surrender of this Underwriters Warrant Certificate and payment of the Exercise Price at an office or agency of the Company, but subject to the conditions set forth herein and in the warrant agreement dated as of ______________________, 1999 between the Company and Cardinal Capital Management, Inc. (the "Underwriters Warrant Agreement"). Payment of the Exercise Price shall be made by certified or official bank check in New York Clearing House funds payable to the order of the Company.

     No Underwriters Warrant may be exercised after 5:30 p.m., Florida time, on the Expiration Date, at which time all Underwriters Warrants evidenced hereby, unless exercised prior thereto, shall thereafter be void.

     The Underwriters Warrants evidenced by this Underwriters Warrant Certificate are part of a duly authorized issue of warrants pursuant to the Underwriters Warrant Agreement, which Underwriters Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holder) of the Underwriters Warrants.

     The Underwriters Warrant Agreement provides that upon the occurrence of certain events the exercise price and/or number of the Company's securities issuable thereupon may, subject to certain conditions, be adjusted. In such event, the Company will, at the request of the holder, issue a new Underwriters Warrant Certificate evidencing the adjustment in the exercise price and the number and/or type of securities issuable upon the exercise of the Underwriters Warrants; provided, however, that the failure of the Company to issue such new Underwriters Warrant Certificates shall not in any way change, alter or otherwise impair, the rights of the holder as set forth in the Underwriters Warrant Agreement.

     Upon due presentment for registration of transfer of this Underwriters Warrant Certificate at an office or agency of the Company, a new Underwriters Warrant Certificate or Underwriters Warrant Certificates of like tenor and evidencing in the aggregate a like number of Underwriters Warrants shall be issued to the transferee(s) in exchange for this Underwriters Warrant Certificate, subject to the limitations provided herein and in the Underwriters Warrant Agreement, without any charge except for any tax or other governmental charge imposed in connection with such transfer.

     Upon the exercise of less than all of the Underwriters Warrants evidenced by this Certificate, the Company shall forthwith issue to the holder hereof a new

Underwriters Warrant Certificate representing such number of unexercised Underwriters Warrants.

     The Company may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Underwriters Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, and of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

     All terms used in this Underwriters Warrant Certificate which are defined in the Underwriters Warrant Agreement shall have the meanings assigned to them in the Underwriters Warrant Agreement.

     IN WITNESS WHEREOF, the Company has caused this Underwriters Warrant Certificate to be duly executed under its corporate seal.

Dated as of                       , 1999
           -----------------------


[SEAL]                             U.S. LABORATORIES INC.


                                   By:
                                      -----------------------------------------
                                          Dickerson Wright
                                          President and Chief Executive Officer


Attest:



James D. Wait
Secretary

                         [FORM OF ELECTION TO PURCHASE]

     The undersigned hereby irrevocably elects to exercise the right, represented by this Underwriters Warrant Certificate, to purchase ___________ Underwriters Units and herewith tenders in payment for such securities a certified or official bank check payable in New York Clearing House Funds to the order of U.S. Laboratories Inc. in the amount of $______________________, all in accordance with the terms hereof. The undersigned requests that certificates for such securities be registered in the name of ________________ ________________________ whose address is ____________________________________
_______________ and that such certificates be delivered to ___________________
________________________  whose address is __________________________________ .

Dated:



                              Signature
                                       --------------------------------------
                              (Signature must conform in all respects to name of holder as specified on the face of the Underwriters Warrant Certificate.)



                              ------------------------------------------------
                              (Insert Social Security or Other
                              Identifying Number of Holder)